                                 ACKNOWLEDGEMENT

      In connection with Pioneer Railcorp's Schedule 13E-3 and related Schedule 14A, the undersigned hereby acknowledges as follows:

      - Pioneer Railcorp is responsible for the adequacy and accuracy of the disclosure in the filings;

      - Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

      - Pioneer Railcorp may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Date: January 11, 2005               GUY L. BRENKMAN


                                     By:/s/Guy L. Brenkman
                                        ----------------------------------------
                                        Guy L. Brenkman
                                        Filing Person

                                 ACKNOWLEDGEMENT

      In connection with Pioneer Railcorp's Schedule 13E-3 and related Schedule 14A, the undersigned hereby acknowledges as follows:

      - Pioneer Railcorp is responsible for the adequacy and accuracy of the disclosure in the filings;

      - Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

      - Pioneer Railcorp may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Date: January 11, 2005               PIONEER MERGER CORPORATION


                                     By:/s/J. Michael Carr
                                        ----------------------------------------
                                        J. Michael Carr
                                     Its: President

                                 ACKNOWLEDGEMENT

      In connection with Pioneer Railcorp's Schedule 13E-3 and related Schedule 14A, the undersigned hereby acknowledges as follows:

      - Pioneer Railcorp is responsible for the adequacy and accuracy of the disclosure in the filings;

      - Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

      - Pioneer Railcorp may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Date: January 11, 2005               PIONEER RAILCORP


                                     By:/s/J. Michael Carr
                                        ----------------------------------------
                                        J. Michael Carr
                                     Its: President and Chief Financial Officer